EXHIBIT 21(a)


SUBSIDIARIES OF REGISTRANT:


WORLD SAVINGS BANK, FSB
Federal Savings Bank, Chartered January 20, 1995
California Corporation, Incorporated October 26, 1912

WORLD SAVINGS, BANK, FSB (TEXAS)
Federal Savings Bank, Chartered December 1, 2000
Texas State Savings Bank, Incorporated January 12, 1995

ATLAS ADVISERS, INC.
California Corporation, Incorporated May 6, 1987

ATLAS SECURITIES, INC.
California Corporation, Incorporated May 6, 1987